Exhibit 99.1

P.O. Box 2521
Houston, Texas 77252-2521
Office: 713/381-3636
                    , 2007
Dear TEPPCO Partners Unitholder:
We are pleased to announce the commencement of the new Distribution Reinvestment Plan (“Plan”) of TEPPCO Partners, L.P. (“TEPPCO”) to owners of our units. The Plan provides a simple, convenient and no-cost means of investing in our units. The Plan Administrator is Mellon Bank, N.A. Mellon Investor Services, a registered transfer agent, will provide certain administrative support to the Administrator.
Several of the Plan highlights are included below. You may:
•	Participate in the Plan if you currently are a unitholder of record of our units or if you own our units through your broker (by having your broker participate on your behalf).

•	Automatically reinvest all or a portion of the quarterly cash distributions of your TEPPCO units or elect to receive such distributions electronically or by check;

•	Purchase units of TEPPCO at a discount ranging from 0% — 5% (currently set at 5%), which will be set from time to time by TEPPCO;

•	Deposit certificates for safekeeping in your Plan account at no cost to you, if you own units in certificate form;

•	Sell units of TEPPCO conveniently through the Plan;

•	Transfer units of TEPPCO to another person at no cost by opening a Plan account for the recipient; and

•	Manage your account over the Internet via Investor ServiceDirect® at www.melloninvestor.com/isd.
You may enroll in the Plan online through Investor ServiceDirect® at www.melloninvestor.com/isd or by completing the enclosed Enrollment Form and returning it to Mellon Investor Services, P.O. Box 358035, Pittsburgh, PA 15252-8035. Participation in the Plan is voluntary and you may withdraw at any time.
Detailed information regarding the Plan and its features, terms, and conditions is provided in the enclosed prospectus. We encourage you to read the enclosed prospectus, including the information incorporated by reference therein, in their entirety prior to making a decision to participate in the Plan.
For additional information, contact Mellon Investor Services at 1-800-953-2496 or visit them on-line at www.melloninvestor.com.
Sincerely,